EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST
DECLARES JANUARY CASH DISTRIBUTION

    Dallas, Texas, January 20, 2006 - Bank of America, N.A., as Trustee of the Cross Timbers Royalty Trust (NYSE - CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.397109 per unit, payable on February 14, 2006, to unitholders of record on January 31, 2006. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	22,100	287,000	$53.65	$9.37

Prior Month	23,000	172,000	$57.08	$11.21 (a)

(a)	Excluding $101,000 related to a purchaser’s recalculation and remittance of royalties for prior period San Juan Basin production, the prior month gas price is $10.56 per Mcf.

    Purchaser gas sales adjustments related to prior periods increased the current month distribution by approximately $408,000, or $0.07 per unit, and underlying gas sales volumes by approximately 111,000 Mcf.

   For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Nancy G. Willis Vice President Bank of America, N.A. Toll Free - 877/228-5084 www.crosstimberstrust.com